                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                             HealthDesk Corporation
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                            HEALTHDESK CORPORATION
                         2560 Ninth Street, Suite 220
                              Berkeley, CA 94710

                             ---------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 25, 1997

                            ---------------------

To the Shareholders of HealthDesk Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of HealthDesk Corporation, a California corporation (the "Company"), will be held on June 25, 1997, at 9:00 a.m. local time at the Berkeley Marina Marriott at 200 Marina Boulevard, Berkeley, California, 94710 for the following purposes:

   1. To elect six (6) members of the Board of Directors to hold office until the 1998 Annual Meeting of Shareholders and until their respective successors are elected and qualified.

   2. To vote upon a proposal to ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent public accountants for the year ending December 31, 1997.

   3. To transact such other business as may properly come before the meeting.


     Shareholders of record at the close of business on April 29, 1997 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the shareholders entitled to vote at the meeting will be available for examination by any shareholder for any purpose relating to the meeting during ordinary business hours at the principal office of HealthDesk Corporation.



                                        By Order of the Board of Directors

                                        /s/ Timothy S. Yamauchi
                                        --------------------------------------
                                        TIMOTHY S. YAMAUCHI
                                        Secretary

Berkeley, California
April 29, 1997

SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. PROXIES ARE REVOCABLE, AND ANY SHAREHOLDER MAY WITHDRAW HIS OR HER PROXY AND VOTE IN PERSON AT THE MEETING.

                            HEALTHDESK CORPORATION
                         2560 Ninth Street, Suite 220
                              Berkeley, CA 94710
              Proxy Statement for Annual Meeting of Shareholders
                                April 29, 1997

     The accompanying proxy is solicited by the Board of Directors of HealthDesk Corporation, a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held June 25, 1997, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is April 29, 1997, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to shareholders.

                              GENERAL INFORMATION

     Voting Securities. Only shareholders of record as of the close of business on April 29, 1997 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 5,392,845 shares of Common Stock of the Company, no par value, issued and outstanding. Shareholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

     Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. In addition to soliciting shareholders by mail through its regular employees, the Company may request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

     Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A shareholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

                                PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     Six (6) directors, constituting the Company's full Board, are to be elected at the Annual Meeting. If elected, the nominees will serve as directors until the Company's Annual Meeting of Stockholders in 1998, and until their successors are elected and qualified.

     Management's nominees for election to the Board of Directors and certain information with respect to their age and background are set forth below. Management knows of no reason why any nominee would be unable or unwilling to serve. However, if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for such substitute nominees as management may designate.

     If a quorum is present and voting, the nominees for directors receiving the highest number of votes will be elected as directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for purposes of determining if a quorum is present.

                                                                                 Director
Name                        Position With the Company                   Age      Since
------------------------   -----------------------------------------   ------   ----------
Peter O'Donnell             President, Chief Executive Officer and      48       1995
                            Chairman of the Board
John Pappajohn              Director                                    68       1993
James A. Gordon             Director                                    46       1996
Dr. Joseph Rudick, Jr.      Director                                    40       1992
David Sengpiel              Director                                    44       1995
Dr. Edward C. Geehr         Director                                    47       1996

     Peter O'Donnell has been President, Chief Executive Officer and Chairman of the Board of the Company since September 1995. From May 1995 to August 1995, Mr. O'Donnell was a consultant to the Company. From February 1993 to April 1995, Mr. O'Donnell was Executive Vice President of Sales and Marketing at the Partnership Group, a company which provides consulting services to employees regarding child and elder care matters. From October 1991 to February 1993, Mr. O'Donnell was Executive Vice President of Sales and Marketing for Wellmark Inc., a healthcare company offering electronic data interchange services that allow hospitals and other healthcare providers to transmit files electronically to payers. Mr. O'Donnell received an M.A. degree in government in 1972 from Rutgers University and a B.A. degree in psychology in 1971 from Pennsylvania State University.

     John Pappajohn has been a director of the Company since 1993. Mr. Pappajohn also serves as a director of the following companies: CareGroup, Inc.; Core, Inc.; Drug Screening Systems, Inc.; Fuisz Technologies Ltd.; GalaGen, Inc.; OncorMed Inc.; PACE Health Management Systems, Inc.; and, Patient Infosystems, Inc. Mr. Pappajohn has been the sole owner of Pappajohn Capital Resources, a venture capital firm, and has served as President of Equity Dynamics, Inc., a financial consulting firm, since 1969. Mr. Pappajohn received a B.S.C. degree from the University of Iowa in 1952.

     James A. Gordon has been director of the Company since September 1996. Mr. Gordon is the President of the General Partner of Edgewater II Management, L.P., a venture capital management firm. Mr. Gordon is also the General Partner of Edgewater Private Equity Fund II, L.P., a venture capital firm. Mr. Gordon also serves as a director of the following companies: IMNET Systems, Inc.; Advanced Photonix, Inc.; Dac Vision; Pride Industries; Microwave Systems; Pangea, Inc.; Ultimo, Ltd.; and Cellular World Corp. Mr. Gordon has been President of Gordon Management, an investment management company, since February 1992. Mr. Gordon received a B.A. degree summa cum laude from Northwestern University.

     Dr. Joseph Rudick, Jr., a founder of the Company, has been a director of the Company since August 1992. Dr. Rudick has been employed as a physician with Associate Ophthalmologists, P.C. since 1988. Dr. Rudick has also served as Vice President of Castle Group/Paramount Capital, a venture capital firm, since 1993. Dr. Rudick currently serves as a director of Headland Technologies, Optex Ophthalmics and Channel Pharmaceuticals. Dr. Rudick received a B.A. from Williams College in 1978 and an M.D. from the University of Pennsylvania in 1983.

     David Sengpiel has been a director of the Company since September 1995. Mr. Sengpiel also serves as a director of both Image Guided Technologies and CVE, Inc., and as a Vice President of Equity Dynamics, a venture capital firm since March 1995. From January 1993 to March 1995, Mr. Sengpiel was employed as an Alternative Investment Manager with Farm Bureau Insurance, a life insurance company. From August 1990 to January 1993, Mr. Sengpiel served as President of Vantage Cable International, a telecommunications company.

     Edward C. Geehr, M.D. has been a director of the Company since November 1996. Dr. Geehr has been principal and director for Metis, L.L.C., a healthcare information technology company since December 1996. From January 1996 to November 1996, Dr. Geehr was Senior Vice President, Strategic Development for UniHealth, a hospital, insurance and medical services company. From February 1995 to November 1996, Dr. Geehr was President of the Health Care Delivery System Division of UniHealth and from 1990 to January 1995, Senior Vice President and Chief Medical Officer. Dr. Geehr received a B.A. degree from Yale University in 1971, a B.M.S. degree from Dartmouth Medical School in 1974 and a M.D. degree from Duke University School of Medicine in 1976.

     The Company has an Audit Committee and a Compensation Committee.

     The Audit Committee's function is to review with the Company's independent accountants and management the annual financial statements and independent accountants' opinion, review the scope and results of the examination of the Company's financial statements by the independent accountants, approve all professional services and related fees performed by the independent accountants, recommend the retention of the independent accountants to the Board, subject to ratification by the shareholders, and periodically review the Company's accounting policies and internal accounting and financial controls. The members of the Audit Committee are Messrs. Pappajohn and Gordon. The Audit Committee was created in late 1996 and did not meet during the year.

     The Compensation Committee's function is to review and establish salary levels for executive officers and certain other management employees and to grant stock options. The members of the Compensation Committee are Messrs. Pappajohn, Sengpiel and Geehr. During 1996, the Compensation Committee held no meeting.

                                PROPOSAL NO. 2
            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has selected Coopers & Lybrand L.L.P. as independent accountants to audit the financial statements of the Company for the year ending December 31, 1997. Coopers & Lybrand L.L.P. has acted as the Company's independent auditors since the Company's inception. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

     The affirmative vote of a majority of the votes cast at the Annual Meeting of Shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions have the same effect as a negative vote on this proposal. Broker non votes will have no effect on the outcome of this vote.


     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 1997.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of March 31, 1997, with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own more than 5% of the Company's Common Stock, (ii) each director and director-nominee of the Company, (iii) the individual who served as the Chief Executive Officer of the Company in 1996, and the other highest compensated executive officer of the Company whose salary and bonus for the year ended December 31, 1996 exceeded $100,000, and (iv) all directors and executive officers of the Company as a group.

                                                                   Shares Owned (2)
Name and Address of                                                -------------------
Beneficial Owner (1)                                               Number of Shares     Percentage of Class
-----------------------------------------------------------------  -------------------  ---------------------
Peter S. O'Donnell (3) ..........................................           180,000                2.9%
Timothy S. Yamauchi (4)   .......................................            60,000                1.0
John Pappajohn (5)  .............................................         1,115,000               18.2
Edgewater Private Equity Fund II, L.P.
 666 Grand Avenue, Suite 200
 Des Moines, Iowa 50309   .......................................           951,000               15.5
James Gordon (6) ................................................           951,000               15.5
Dr. Joseph Rudick
 150 Broadway
 New York, New York 10038 (7)   .................................           219,000                3.6
David Sengpiel (8)  .............................................            15,000                  *
Dr. Edward C. Geehr (9)   .......................................            20,000                  *
All officers and directors as a group (nine persons) (10)  ......         2,742,000               44.8

------------
* less than 1%.

 (1) Except as otherwise indicated, the address for each beneficial owner identified is c/o HealthDesk Corporation, 2560 Ninth Street, Suite 220, Berkeley, California 94710.

 (2) Unless otherwise indicated, the Company believes that all persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of shares of Common Stock that can be acquired by such per-son within 60 days from March 31, 1997, upon the exercise of options or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that convertible securities and options that are held by such person (but not those held by any other person) and which are exercisable within such period have been exercised.

 (3) Represents immediately exercisable options to purchase 180,000 shares.

 (4) Represents immediately exercisable options to purchase 60,000 shares.

 (5) Includes immediately exercisable options to purchase 10,000 shares.

 (6) Includes 901,000 shares of Common Stock held by Edgewater Private Equity Fund II, L.P. Mr. Gordon may be deemed to be the beneficial owner of such shares. Excludes 30,000 shares of Common Stock held by Laura Gordon 1985 Trust over which Mr. Gordon has voting power but no pecuniary interest. Mr. Gordon disclaims beneficial ownership of such 30,000 shares.

 (7) Includes immediately exercisable options to purchase 24,000 shares.

 (8) Includes immediately exercisable options to purchase 15,000 shares.

 (9) Includes immediately exercisable options to purchase 20,000 shares.

(10) Includes immediately exercisable options to purchase 491,000 shares.

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following table sets forth information concerning the total compensation of the Named Executive Officers for the years ended December 31, 1996 and 1995:

                          SUMMARY COMPENSATION TABLE

                                                                                             Long-Term
                                             Annual Compensation                            Compensation
                                          ------------------------    Other Annual       ---------------------
Name and Principal Position      Year      Salary        Bonus        Compensation       Options Granted (#)
-----------------------------   -------   -----------   ----------   -----------------   ---------------------
Peter S. O'Donnell (1)           1996      $161,067      $26,667                --                     --
 President, Chief Executive      1995      $ 53,033      $13,333         $  79,699 (2)            180,000
 Officer and Chairman of the
 Board. .....................
Timothy S. Yamauchi (3)          1996      $101,141      $20,000                --                     --
 Chief Financial Officer,        1995      $ 26,258           --                --                 60,000
 Secretary and Treasurer

------------
(1) Mr. O'Donnell joined the Company in September 1995.

(2) Represents consulting fees of $63,699 from May to September 1995 and relocation costs.

(3) Mr. Yamauchi joined the Company in September 1995.

                            OPTIONS GRANTS IN 1996

     During the year ended December 31, 1996, the Company did not grant any options to purchase the Company's Common Stock to the Named Executive Officers.

     The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in 1996, and unexercised options held as of December 31, 1996, by the persons named in the Summary Compensation Table:

                      AGGREGATE OPTION EXERCISES IN 1996
                          AND YEAR-END OPTION VALUES

                                                                                         Value of Unexercised In-
                                                         Number of Unexercised             the-Money Options at
                                                         Options at 12/31/96 (1)               12/31/96 (2)
                                                    --------------------------------  -------------------------------
                            Shares
                          Acquired on     Value
Name                       Exercise     Realized     Exercisable     Unexercisable     Exercisable     Unexercisable
------------------------  -----------  -----------  --------------  ----------------  --------------  ---------------
Peter S. O'Donnell   ...      --           --             180,000         --            $665,963            --
Timothy S. Yamauchi  ...      --           --              60,000         --            $222,094            --

------------
(1) Options granted under the Company's 1994 Founder's Stock Option Plan are generally immediately exercisable subject to a repurchase right in favor of the Company which lapses as the option vests over a four year period.

(2) Valuation based on the difference between the option exercise price and the fair market value of the Company's Common Stock on December 31, 1996 (which was $5.00 per share, as determined by the Board of Directors as of December 31, 1996).

Employment Contracts and Termination and Change of Control Arrangements

     The Company has entered into employment agreements with each of Peter O'Donnell, Molly J. Coye and Timothy S. Yamauchi which expire in December 1997 and are automatically renewable for additional one-year terms. The agreements provide for base compensation payable to Mr. O'Donnell, Dr. Coye and Mr. Yamauchi of $163,200, $140,000 and $110,000, respectively, and bonuses to be determined based on annual pre-tax earnings, if any, of the Company. Dr. Coye, who is entitled to receive base compensation commencing in 1997, received a bonus of $80,000 in February 1997. The agreements also provide for employment on a full-time basis and contain a provision that the employee will not compete or engage in a business competitive with the Company for a period of one year after termination. In the event of termination of the employee's employment by the Company other than for cause (including non-renewal of the agreement) or by reason of death or disability, the Company is obligated to make payments equal to one-half of the then applicable annual base salary plus a pro rata portion of the bonus payable for such year.

     The Company has also entered into a letter agreement with Gerald Zieg pursuant to which Mr. Zieg is entitled to receive an annual salary of $90,000 plus commissions equal to 1% of net revenues, subject to certain exclusions. In the event Mr. Zieg's employment is terminated by the Company during the first twelve months of employment, he will be entitled to severance pay equal to three months salary.

     Certain options granted under the Company's 1994 Founder's Stock Option Plan contain provisions pursuant to which the unvested portions of outstanding options become immediately exercisable and fully vested upon a merger of the Company in which the Company's shareholders do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company or its successor, if the successor corporation fails to assume the outstanding options or substitute options for the successor corporation's stock to replace the outstanding options. The outstanding options will terminate to the extent they are not exercised as of consummation of the merger, or assumed or substituted for by the successor corporation.

Director Compensation

     For each meeting of the Board of Directors which they attend, directors are reimbursed for reasonable travel expenses incurred.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such person.

     The Company had not completed its initial public offering as of December 31, 1996, no executive officers, directors and more than 10% shareholders was required to file a statement of beneficial ownership with respect to the Company's Common Stock.

Certain Relationships and Related Transactions

     In May 1993, the Company issued 120,000 shares of Common Stock to John Pappajohn, a director and principal shareholder of the Company, for an aggregate consideration of $125,000. In May 1994, the Company issued 30,000 shares of Common Stock to Mr. Pappajohn, for an aggregate consideration of $31,250 (or $1.04 per share). The Company has granted registration rights to Mr. Pappajohn with respect to all of such shares.

     In August 1995, Mr. Pappajohn and Edgewater Private Equity Fund II, L.P. ("Edgewater") purchased an aggregate of 636,000 shares of Common Stock from David Hehman, the former Chief Executive Officer of the Company, and certain of his family members, for an aggregate consideration of $662,500. James Gordon, a director of the Company, is president of the General Partner of Edgewater. In connection with such transaction, Mr. Hehman and such family members entered into a severance agreement with the Company which provided for their respective resignations as officers, directors and employees of the Company, their agreement not to compete for one year with the Company and the termination of options to purchase an aggregate of 198,000 shares of Common Stock. Pursuant to such severance agreement, the Company paid such individuals an aggregate of $50,000. In addition, in consideration of $5,000, Spartina Corporation, a company controlled by Mr. Hehman, assigned to the Company all of its right, title and interest in and to certain software development tools previously licensed by the Company from Spartina Corporation pursuant to a non-exclusive license agreement entered into in April 1993. In connection with such transaction, Mr. Pappajohn and Edgewater were granted registration rights with respect to all of such shares.

     In August 1995, the Company granted to Mr. Pappajohn options to purchase 96,000 shares of Common Stock at an exercise price of $1.04 per share. Such options were exercised in December 1995. In September 1996, the Company granted Mr. Pappajohn and Mr. Sengpiel, a director of the Company, options to purchase 10,000 and 15,000 shares of Common Stock, respectively, at an exercise price of $5.00 per share.

     During the period from June through September 1995, the Company borrowed an aggregate of $800,000 from Mr. Pappajohn and Edgewater, evidenced by convertible promissory notes bearing interest at the rate of 6% per annum. The principal of the notes were converted into an aggregate of 768,000 shares of Common Stock in September 1995.

     In December 1995, Mr. Pappajohn and Edgewater purchased 69,000 and 129,000 shares of the Company's Series A Preferred Stock for an aggregate purchase price of approximately $144,000 and $268,000, respectively.

     In May 1996, the Company and Patient Infosystems Inc. ("PII") entered into cross-license agreements in connection with possible product development and marketing arrangements. Pursuant to such agreements, each party paid the other an initial license fee of $25,000. Similar fees are payable upon any renewal of such agreements. Mr. Pappajohn is a principal shareholder and a director of PII. Edgewater is also a principal shareholder of PII.

     In July and August 1996, the Company borrowed an aggregate of $500,000 from Mr. Pappajohn and Edgewater. Such indebtedness bears interest at the rate of 8% per annum. The principal of such notes converted into approximately 100,000 shares of Common Stock in January 1997 in connection with the Company's initial public offering.

     Mr. Pappajohn and Edgewater each purchased $100,000 of Units consisting of 20,000 shares of Common Stock at an attributed price of $2.25 per share and a 9% non-negotiable promissory note in the principal amount of $100,000 in connection with the bridge financing in October 1996.

     Except as described above, to date, the Company has made no loans to officers, directors, principal shareholders or other affiliates other than as described above or other than advances of reimbursable expenses. All such transactions, including loans, are subject to approval by a majority of the Company's independent and disinterested directors.

                DESCRIPTION OF 1994 FOUNDER'S STOCK OPTION PLAN

Summary of the Provisions of the Option Plan

     The Board of Directors approved the adoption of the Company's 1994 Stock Option Plan (the "1994 Plan") in June 1994 (the "Effective Date"), and was most recently amended in November 1996, by the Board of Directors and shareholders.

     The Board of Directors believes that the availability of an adequate stock option program is an important factor in attracting and retaining qualified officers, employees and consultants essential to the success of the Company and in aligning their long-term interests with those of the shareholders.

Description of Plan

     The following summary of the 1994 Plan is qualified in its entirety by the specific language of the 1994 Plan, a copy of which is available to any shareholder upon request.

     General. The 1994 Plan provides for the grant of incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and nonstatutory stock options.

     Shares Subject to Plan. The maximum number of authorized but unissued or reacquired shares of the Company's Common Stock available for issuance under the 1994 Plan is 950,000 shares (the "Share Reserve"). As of March 31, 1997, 114,016 shares were available for grant under the 1994 Plan. Appropriate adjustments will be made to the shares subject to the 1994 Plan and to outstanding options upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company. To the extent that any outstanding option under the 1994 Plan expires or terminates prior to exercise in full or if shares issued upon exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or repurchased are returned to the 1994 Plan and become available for future grant.

     Administration. The 1994 Plan is administered by the Board of Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). With respect to the participation of individuals whose transactions in the Company's equity securities are subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), the 1994 Plan must be administered in compliance with the requirements of Rule 16b-3 under the Exchange Act, if any. Subject to the provisions of the 1994 Plan, the Board determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability of each option or the vesting of shares acquired upon the exercise of an option, including the effect thereon of an optionee's termination of service, the exercise price of and the type of consideration to be paid to the Company upon the exercise of each option, the duration of each option, and all other terms and conditions of the options.

     The 1994 Plan authorizes the Board to amend, modify, extend, renew, or grant a new option in substitution for, any option, to waive any restrictions or conditions applicable to any option or any shares acquired upon the exercise thereof, and to accelerate, continue, extend or defer the exercisability of any option or the vesting of any shares acquired upon the exercise of an option, including with respect to the period following an optionee's termination of service with the Company. The 1994 Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the 1994 Plan. The Board will interpret the 1994 Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the 1994 Plan or any option.

     Eligibility. Options may be granted under the 1994 Plan to employees, directors and consultants of the Company or of any present or future parent or subsidiary corporations of the Company. The 1994 Plan also permits options to be granted to prospective employees, consultants and directors in connection with written offers of employment or engagement, provided that such options may not become exercisable prior to the individual's commencement of service. As of March 31, 1997, the Company had approximately twenty-eight (28) employees including five (5) executive officers and five (5) non-employee directors. While any person eligible under the 1994 Plan may be granted a nonstatutory option, only employees may be granted incentive stock options.

     Terms and Conditions of Options. Each option granted under the 1994 Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the plan. The exercise price per share of each option granted under the 1994 Plan must equal at least the fair market value of a share of the Company's Common Stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a "Ten Percent Shareholder") must have an exercise price equal to at least 110% of the fair market value of a share of Common Stock on the date of grant. As of March 31, 1997, the closing price of a share of the Company's Common Stock as reported on the Nasdaq SmallCap Market was $4.25.

     The option exercise price may be paid in cash, by check, or in cash equivalent, by tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares of Common Stock being acquired upon the exercise of the option, by means of a promissory note, by any other lawful consideration approved by the Board, or by any combination of these. The Board may nevertheless restrict the forms of payment permitted in connection with any option grant. The 1994 Plan also authorizes the Company to withhold from shares otherwise issuable upon the exercise of an option or to accept the tender of shares of the Company's Common Stock in full or partial payment of any tax withholding obligations.

     Options granted under the 1994 Plan become exercisable and vested at such times and subject to such conditions as specified by the Board. Generally, options granted under the 1994 Plan become exercisable in installments over a period of time specified by the Board at the time of grant, subject to the optionee's continued service with the Company. However, the Board may also grant options that are exercisable immediately on and after the date of grant, subject to the right of the Company to reacquire at the optionee's exercise price any unvested shares held by the optionee upon termination of service or if the optionee attempts to transfer any unvested shares. Shares acquired under such options generally vest in installments subject to the optionee's continued service. The 1994 Plan provides that the maximum term of an incentive stock option is ten years unless granted to a Ten Percent Shareholder, in which case the maximum term is five years. Consistent with the Code, the 1994 Plan does not limit the term of a nonstatutory stock option. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. However, the 1994 Plan provides that a nonstatutory stock option may be assignable or transferable to the extent permitted by the Board and set forth in the option agreement.

     Transfer of Control. The 1994 Plan provides that, in the event of (i) a merger or consolidation in which securities possessing more than 50% of the total combined voting power of the Company's outstanding voting securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or (ii) the sale, exchange or transfer of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company (a "Transfer of Control"), any unexercisable or unvested portion of the outstanding options will terminate unless the acquiring or successor corporation assumes the Company's rights and obligations under the outstanding options.

     Termination or Amendment. The 1994 Plan will continue in effect until the earlier of its termination by the Board or the date on which all shares available for issuance under the 1994 Plan have been issued and all restrictions on such shares under the terms of the 1994 Plan and the option agreements have lapsed, provided that all incentive stock options must be granted within ten years of the Effective Date. The 1994 Plan further provides that the period for granting incentive stock options will be extended to a period of ten years following any subsequent approval of an increase in the maximum number of shares issuable under the 1994 Plan. The Board may terminate or amend the 1994 Plan at any time. However, subject to changes in the law that would permit otherwise, without shareholder approval, the Board may not adopt an amendment to the 1994 Plan which would increase the total number of shares of Common Stock issuable thereunder, change the class of persons eligible to receive incentive stock options, or otherwise require approval of the Company's stockholders under any applicable law, regulation or rule. No amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve the option's status as an incentive stock option or is necessary to comply with any applicable law.

Summary of Federal Income Tax Consequences of Participation in the Option Plan

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the 1994 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

     Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the determination date (see discussion under "Nonstatutory Stock Options" below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

     The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under "Nonstatutory Stock Options" below) is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

     Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares are transferable or (ii) the date on which the shares are not subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

                     SHAREHOLDER PROPOSALS TO BE PRESENTED
                            AT NEXT ANNUAL MEETING

     Proposals of shareholders intended to be presented at the next Annual Meeting of the Shareholders of the Company must be received by the Company at its offices at 2560 Ninth Street, Suite 220, Berkeley, California, 94710, not later than February 26, 1998, and satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the Company's proxy statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.



                                        By Order of the Board of Directors


                                        /s/ Timothy S. Yamauchi
                                        ---------------------------------------
                                        TIMOTHY S. YAMAUCHI
                                        Secretary

April 29, 1997

                            HealthDesk Corporation
                   Proxy for Annual Meeting of Shareholders
                      Solicited by the Board of Directors

     The undersigned hereby appoints David Sengpiel and Timothy S. Yamauchi and each of them, with full power of substitution to represent the undersigned and to vote all the shares of the stock of HealthDesk Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Berkeley Marina Marriott, 200 Marina Blvd., Berkeley, California on June 25, 1997 at 9:00 a.m. local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement and (2) in their discretion upon such other matters as may properly come before the meeting.

     The undersigned hereby acknowledges receipt of: (1) Notice of Annual Meeting of Shareholders of the Company, (2) accompanying Proxy Statement and (3) 10-KSB of the Company for the year ended December 31, 1996.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

1. Election of the following directors:


 / / FOR the nominees listed below         / / WITHHOLD AUTHORITY
     (except as marked to the contrary         to vote for the nominees listed
      below.)                                   below.

(INSTRUCTION: To withhold authority to vote for a nominee, strike a line through the nominee's name.)
Peter O'Donnell     John Pappajohn    James A. Gordon    Dr. Joseph Rudick, Jr.
David Sengpiel      Dr. Edward C. Geehr

2. To ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants of the Company for the year ending December 3, 1997.

        / / FOR          / / AGAINST        / / ABSTAIN

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Whether or not you plan to attend the meeting in person, you are urged to sign and promptly mail this proxy in the return envelope so that your stock may be represented at the meeting.

The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1 and 2.

/ / CHECK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT.

/ / CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased shareholder should give their full title. Please date the Proxy.

                                             Dated:                      , 1997
                                                   ----------------------

                                             Signature(s):
                                                          ---------------------

                                                          ---------------------